Exhibit 15.4

14 March 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Anheuser-Busch InBev SA/NV (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of Anheuser-Busch InBev SA/NV dated 14 March 2016. We agree with the statements concerning our Firm in such Form 20-F.

Yours faithfully,

PwC Bedrijfsrevisoren BCVBA / Réviseurs d’Entreprises SCCRL

Represented by

/s/ Koen Hens

Koen Hens

Bedrijfsrevisor

Sint-Stevens-Woluwe, 14 March 2016